                                                                    EXHIBIT 10.1


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                                   $25,000,000



                         EQUITY LINE FINANCING AGREEMENT

                                 by and between

                                  CORZON, INC.


                                       and


                        PIMA CAPITAL MANAGEMENT, LIMITED







                                January 25, 2001




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

                                TABLE OF CONTENTS

                                                                                                              PAGE
                                                  ARTICLE I
                                             CERTAIN DEFINITIONS

1.1      Defined Terms...........................................................................................1

                                                  ARTICLE II
                                      PURCHASE AND SALE OF COMMON STOCK

2.1      Put Option..............................................................................................5

2.2      Limitation on Investment Amounts........................................................................5

2.3      Mechanics of Notification...............................................................................6

2.4      Closings................................................................................................6

2.5      Termination, Suspension and Modification of Investment Obligation.......................................6

2.6      Other Adjustments to Purchase Price.....................................................................7

                                                 ARTICLE III
                                             CONDITIONS PRECEDENT

3.1      Conditions Precedent to the Obligation of the Company...................................................7

3.2      Conditions Precedent to the Obligation of the Investor..................................................8

3.3      Due Diligence Review...................................................................................10

                                                  ARTICLE IV
                                  REPRESENTATIONS AND WARRANTIES OF INVESTOR

4.1      Authority..............................................................................................13

4.2      No Brokers.............................................................................................13

4.3      Not an Affiliate.......................................................................................13

4.4      Organization and Standing..............................................................................13

4.5      Absence of Conflicts...................................................................................14

4.6      Disclosure: Access to Information......................................................................14

4.7      Compliance with Securities Laws........................................................................14

4.8      Reliance on Own Advisors...............................................................................14

4.9      Capability to Evaluate.................................................................................14

4.10     Investment Experience..................................................................................14

4.11     Accredited Investor....................................................................................15

                                                  ARTICLE V
                                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1      Corporate Organization.................................................................................15

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
5.2      Capitalization.........................................................................................15

5.3      Subsidiaries...........................................................................................16

5.4      Authorization..........................................................................................16

5.5      No Violation; Consents.................................................................................16

5.6      Compliance With Applicable Law.........................................................................17

5.7      Litigation.............................................................................................17

5.8      SEC Documents, Financial Statements....................................................................18

5.9      No Undisclosed or Contingent Liabilities...............................................................18

5.10     Taxes..................................................................................................19

5.11     Employee Benefit Plans.................................................................................19

5.12     Absence of Certain Changes.............................................................................19

5.13     Environmental Matters..................................................................................20

5.14     Material Contracts.....................................................................................21

5.15     Properties; Encumbrances...............................................................................21

5.16     Insurance..............................................................................................22

5.17     Employee Claims; Labor Matters.........................................................................22

5.18     Material Disclosure....................................................................................22

5.19     Intellectual Property..................................................................................22

5.20     No Undisclosed Events or Circumstances.................................................................23

5.21     Brokers................................................................................................23

5.22     No Violation of Covenants..............................................................................23

5.23     No Integrated Offering.................................................................................23

                                                  ARTICLE VI
                                           COVENANTS OF THE COMPANY

6.1      Compliance.............................................................................................23

6.2      Reservation of Common Stock............................................................................23

6.3      Listing of Common Stock................................................................................24

6.4      Exchange Act Reporting.................................................................................24

6.5      Legends................................................................................................24

6.6      Corporate Existence....................................................................................24

6.7      Additional SEC Documents...............................................................................24

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
                                                  ARTICLE VII
                                                  TERMINATION

7.1      Termination............................................................................................24

                                                 ARTICLE VIII
                                               INDEMNIFICATION

8.1      Indemnification........................................................................................25

8.2      Contribution...........................................................................................27

                                                  ARTICLE IX
                                                MISCELLANEOUS

9.1      Costs and Expenses.....................................................................................28

9.2      Notices................................................................................................28

9.3      Governing Law, Jurisdiction and Venue..................................................................29

9.4      Entire Agreement; Amendments and Waivers...............................................................29

9.5      Binding Effect and Assignment..........................................................................30

9.6      Waiver of Immunity.....................................................................................30

9.7      Headings...............................................................................................30

9.8      Execution..............................................................................................30

9.9      Survival; Severability.................................................................................30

                         EQUITY LINE FINANCING AGREEMENT

         This EQUITY LINE FINANCING AGREEMENT, dated as of January 25, 2001 (the "Agreement"), is by and between CORZON, INC., a Texas corporation (the "Company"), and PIMA CAPITAL MANAGEMENT, LIMITED, a company governed by the laws of the Commonwealth of the Bahamas (the "Investor").

                                    RECITALS

         WHEREAS, the parties desire that the Company may issue to the Investor, and, upon the terms and subject to the conditions contained herein, the Investor shall purchase from the Company, from time to time as provided herein, shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), for a maximum aggregate Purchase Price of Twenty-Five Million Dollars ($25,000,000) (the "Maximum Offering Amount");

         WHEREAS, the shares of Common Stock to be issued and sold pursuant to the terms of this Agreement are being offered and sold pursuant to a private placement under Section 4(2) of the Securities Act of 1933, as amended.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 Defined Terms. As used in this Agreement (including the recitals above), the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

         "Applicable Quantity" shall mean, with respect to each purchase of Common Stock on a Closing Date pursuant to this Agreement, the number of shares of Common Stock that is purchased by the Investor, rounded up or down to the nearest whole number of shares.

         "Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of November 30, 2000.

         "Benefit Plan" shall have the meaning set forth in Section 5.11 hereof.

         "Blocking Event" shall have the meaning set forth in Section 2.5(a) hereof.

         "Bloomberg" shall mean Bloomberg Financial Press.

         "Blue Sky Laws" shall mean the United States state securities and takeover laws.

         "Calculation Date" shall mean the date that is ten (10) Trading Days following a Notice Date.

         "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

         "Closing" shall mean the consummation of each purchase and sale of Common Stock pursuant to Section 2.4 hereof.

         "Closing Date" shall mean the date that is ten (10) Trading Days following a Notice Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commitment Period" shall mean the period commencing on the date hereof and expiring on the earliest to occur of (a) the election by the Company or the Investor to terminate this Agreement pursuant to Section 7.1 herein, (b) the date on which the Investor shall have made purchases of Common Stock pursuant to this Agreement with an aggregate Purchase Price of Twenty-Five Million Dollars ($25,000,000) or such lesser maximum purchase amount as determined pursuant to
Section 2.2, (c) the date this Agreement is terminated pursuant to Section 2.5 or (d) the date occurring thirty six (36) months (subject to extension as expressly provided herein) after the date of this Agreement.

         "Common Stock" shall have the meaning set forth in the first recital of this Agreement.

         "Company Assets" shall have the meaning set forth in Section 5.15 hereof.

         "Compensation Plans" shall mean any stock or option or similar equity-based compensation plans.

         "Condition Satisfaction Date" shall have the meaning set forth in
Section 3.2 hereof.

         "Disclosure Schedule" shall mean a disclosure schedule, delivered by the Company to the Investor on the date of this Agreement and attached hereto as Exhibit A, concerning the representations and warranties of the Company set forth in Article 5 of this Agreement.

         "Dollars," "$" or "U.S.$" shall mean United States dollars.

         "Effective Date" shall mean such date as all of the three following conditions shall have occurred: (i) the Company shall have delivered the fully executed Transaction Documents, (ii) the Company shall have indicated to the Investor in writing that the Exhibits to this Agreement are in final form and delivered originally executed copies of such Exhibits to the Investor, and (iii) the Registration Statement shall have become effective.

         "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations primarily relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations primarily relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise primarily relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "GAAP" shall have the meaning set forth in Section 5.8.

         "Governmental Entity" shall mean any federal, state, local or foreign legislative body, court, government, department or instrumentality, or governmental, administrative or regulatory authority or agency.

         "Investment Amount" shall mean, with respect to any purchase of shares of Common Stock on a Closing Date under this Agreement, the product of the Purchase Price and the Applicable Quantity.

         "Investor" shall have the meaning set forth in the introduction to this Agreement.

         "Knowledge of the Company" shall mean the actual knowledge, without independent inquiry, of any of the executive officers of the Company.

         "Knowledge of the Investor" shall mean the actual knowledge, without independent inquiry, of any person executing this agreement on behalf of the Investor.

         "Liens" shall have the meaning set forth in Section 5.15 hereof.

         "Material Adverse Effect" shall mean any effect on the business, operations, properties, financial condition or prospects of the Company which is material and adverse to the Company or to the Company and any other entities controlled by the Company, taken as a whole, or any condition or situation which could prohibit, impair or otherwise interfere with the ability of the Company to enter into and perform its obligations under the Transaction Documents; provided, however, that Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory or administrative authority, (2) general conditions applicable to the global economy, including changes in interest rates, (3) conditions or effects resulting from the announcement of the existence or terms of this Agreement or (4) conditions affecting the global telecommunications industry, in each case taken as a whole.

         "Materials of Environmental Concern" shall mean hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials", "toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

         "Maximum Offering Amount" shall have the meaning set forth in the first recital of this Agreement.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Notice Date" shall mean, with respect to each purchase and sale of Common Stock pursuant to this Agreement, a Trading Day (which shall be no less than ten (10) Trading Days following the previous Notice Date, if any) on which the Company delivers to the Investor a Put Notice.

         "Payment Date" shall mean the first Business Day following a Closing Date.

         "Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or subdivision thereof.

         "Principal Market" shall mean the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq Small Cap Market, the National Association of Securities Dealers Over the Counter Bulletin Board Quotation System or any similar organization or agency succeeding such market or exchange's functions of reporting prices, whichever is at the time the principal United States trading exchange or market for the Common Stock.

         "Prospectus" shall mean the prospectus included in any Registration Statement, as amended or supplemented by any Prospectus supplement, including post-effective amendments, and all material incorporated by reference in such Prospectus.

         "Purchase Price" shall have the meaning set forth in Section 2.4(b) hereof.

         "Put Notice" shall have the meaning set forth in Section 2.3 hereof.

         "Registration Statement" shall have the meaning set forth in Section 3.2(a) hereof.

         "Representatives" shall have the meaning set forth in Section 3.3(a) hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall have the meaning set forth in Section 5.8 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which 50% or more of the outstanding Capital Stock or other interests entitled to vote (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) in the election of the board of directors, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

         "Tax Return" shall mean any report, return, information statement or other information required to be supplied to any federal, state, local or foreign taxing authority, or any election permitted to be made, in connection with Taxes.

         "Taxes" shall mean all taxes, charges, fees, levies, duties or other assessments, including without limitation all net income, gross income, gross receipts, franchise, value added, sales, use, property, ad valorem, transfer, withholding, profits, license, employee, payroll, social security, unemployment, excise, estimated, severance and any other taxes, duties, withholdings, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto, imposed by any federal, state, local or foreign taxing authority.

         "Trading Day" shall mean any day during which the Principal Market shall be open for business and on which trading of the Common Stock on the Principal Market shall not have been suspended or limited.

         "Transaction Documents" shall mean this Agreement and any other documents required to be delivered in connection with this transaction.

         "Weighted Volume" shall mean, on any given Trading Day, the product of
(a) the closing bid price for the Common Stock on the Principal Market during such Trading Day, as reported by Bloomberg multiplied by (b) the volume of the Common Stock on the Principal Market.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

         2.1 Put Option. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the provisions of Article 3 hereof), if the Company elects to deliver a Put Notice to the Investor during the Commitment Period in accordance with Section 2.3 hereof, then upon the delivery of such Put Notice, the Investor shall be obligated to purchase from the Company shares of Common Stock on the Closing Date specified therein for an Investment Amount specified therein, which Investment Amount (i) shall not exceed the lesser of (A) One Million Dollars ($1,000,000) or (B) 150% of the average of the Weighted Volume for the ten (10) Trading Days preceding the Notice Date, as reported on Bloomberg and (ii) shall not be less than Fifty Thousand Dollars ($50,000).

         2.2 Limitation on Investment Amounts. The Investor shall not be obligated under Section 2.1 hereof to purchase an aggregate dollar amount of Common Stock that exceeds the Maximum Offering Amount.

         2.3 Mechanics of Notification.

                  (a) Put Notice. On any Notice Date, unless otherwise agreed by the parties to this Agreement, the Chief Executive Officer or the Chief Financial Officer of the Company (or such other person as designated by either in writing) may, at the Company's sole discretion, deliver a written notice to the Investor (each such notice being a "Put Notice") which specifies the Investment Amount and the Calculation Date for determining the Applicable Quantity to be purchased by the Investor on the Closing Date specified therein.

                  (b) Date of Delivery of Notices. A Put Notice sent by the Company to the Investor shall be deemed to be delivered on the Trading Day it is
(A) transmitted by facsimile with confirmation of facsimile acceptance or (B) otherwise received in writing via courier, hand delivery or first-class mail (return receipt requested) by the Investor, or, if received (i) on any day which is not a Trading Day or (ii) after 12:00 p.m., Eastern time, shall be deemed to be delivered on the immediately succeeding Trading Day.

         2.4 Closings.

                  (a) Deliveries at Closings. On or prior to each Closing Date, each of the Company and the Investor shall deliver all documents, certificates, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

                  (b) Purchase Price Per Share. The purchase price per share of the Company's Common Stock (the "Purchase Price") shall be determined on the Calculation Date as an amount equal to Ninety-two Percent (92%) of the simple average of the closing bid prices of the Common Stock over the ten (10) Trading Days beginning on the Notice Date, as reported on Bloomberg.

         2.5 Termination, Suspension and Modification of Investment Obligation.

                  (a) Blocking Events. The Investor shall not be required to (but may elect to, in its sole and absolute discretion), purchase any shares of Common Stock from the Company on any Closing Date pursuant to a Put Notice delivered at any time during the Commitment Period when there shall exist any one or more of the following: (A) the withdrawal of the effectiveness of the Registration Statement, (B) the Company's failure to satisfy the requirements of
Section 3.2 or 3.3, or (C) any failure or interruption in the compliance by the Company with the covenants provided in Article 6 (each of (A), (B), and (C), a "Blocking Event").

                  (b) Additional Events of Termination of Investor Obligation. The obligation of the Investor to purchase shares of Common Stock under this Agreement may, if the Investor in its sole and absolute discretion so elects, be terminated in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement, or any withdrawal of the effectiveness of the Registration Statement for a period greater than twenty
(20) Trading Days for any reason other than as a result of subsequent corporate developments which would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act; or (ii) the

Company shall, at any time, fail to comply with the requirements of Sections 6.2, 6.3, 6.4, 6.5 or 6.6 and the Company shall fail to cure such noncompliance within: (A) (1) if the noncompliance relates to a failure to comply with the provisions of Sections 6.3, 6.4, 6.5 or 6.6, thirty (30) calendar days after receipt of notice from the Investor of its election to terminate this Agreement or (2) if the noncompliance relates to a failure to comply with the provisions of Section 6.2, ninety (90) calendar days after receipt of notice from the Investor of its election to terminate this Agreement; provided in either case that the Investor has been notified by the Company of such noncompliance within five (5) Trading Days of the Chief Executive Officer, Chief Financial Officer or Treasurer of the Company having become aware of the occurrence of such noncompliance or, if the noncompliance relates to a failure of the Company to comply with the provisions of Section 6.6, the Investor otherwise becomes aware of such noncompliance or (B) otherwise within five (5) Trading Days of the Chief Executive Officer, Chief Financial Officer or Treasurer of the Company having become aware of the occurrence of such noncompliance; provided, however, that notwithstanding the foregoing, the Investor may, in its sole and absolute discretion, terminate this Agreement if the Company shall fail to maintain the listing of the Common Stock on a Principal Market, or if trading of the Common Stock on a Principal Market shall have been suspended for a period of ten (10) consecutive Trading Days.

                  (c) Put Limitation. Notwithstanding the provisions hereof or any prior agreement between the Investor and the Company, in no event shall the Company deliver a Put Notice to the Investor for an Investment Amount that would obligate the Investor to purchase, at any one Closing, a number of shares of Common Stock equal to more than 4.99% of the outstanding shares of Common Stock.

         2.6 Other Adjustments to Purchase Price. The Purchase Price shall be adjusted proportionally to reflect any stock splits, stock dividends, reclassifications, redenominations, combinations and similar transactions involving the Company's Common Stock.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         3.1 Conditions Precedent to the Obligation of the Company. The obligation hereunder of the Company to issue and sell Common Stock to the Investor incident to each Closing is subject to the satisfaction, at or before each such Closing, of each of the conditions set forth below, which conditions cannot be waived without the prior written consent of the Company:

                  (a) Accuracy of the Investor's Representations and Warranties. The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects as of the date of each such Closing as though made at each such time.

                  (b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which would be reasonably likely to have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

         3.2 Conditions Precedent to the Obligation of the Investor. The right of the Company to deliver a Put Notice and the obligation of the Investor hereunder to acquire and pay for Common Stock incident to a Closing is subject to the satisfaction, on the date of delivery of a Put Notice, and on the applicable Closing Date (each a "Condition Satisfaction Date") of each of the following conditions, which conditions may be waived with the prior written consent of the Investor:

                  (a) Registration of the Common Stock with the SEC. The Company shall have filed with the SEC a registration statement on Form S-1, Form S-3, Form SB-2, any successor form thereto or other appropriate form (the "Registration Statement") for the registration of the resale of the Common Stock to be acquired pursuant to this Agreement under the Securities Act. Furthermore, the Company shall have filed (i) with Standard & Poor's, Ltd. a "blanket filing" to comply with the blue sky laws of those states that are customarily covered by such a filing and (ii) any filings required to be made by the Company with the NASD and/or Principal Market.

                  (b) Effective Registration Statement. The Registration Statement shall be in effect and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued (and not subsequently withdrawn) or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness (and not reinstated the effectiveness) of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use of the Registration Statement or related Prospectus shall exist.

                  (c) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company as set forth in the Transaction Documents shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties made as of a specific date).

                  (d) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

                  (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

                  (f) Adverse Changes. Since the Most Recent SEC Report (as hereinafter defined), no event which had or is reasonably likely to have a Material Adverse Effect has occurred, except as disclosed in the SEC Documents or Company press releases subsequent to such date or as otherwise publicly disclosed.

                  (g) No Suspension of Trading In or Delisting of Common Stock. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or the NASD, and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market, without becoming listed on another Principal Market.

                  (h) Shareholder Vote. The issuance of shares of Common Stock with respect to the applicable Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

                  (i) Legal Opinions. The Company shall have caused to be delivered to the Investor, within five (5) Trading Days following (i) the effective date of the Registration Statement and (ii) the delivery by the Company of a Put Notice, a letter of the Company's counsel (whether in-house or independent), which Counsel shall be reasonably satisfactory to the Investor, addressed to the Investor and stating, inter alia, that, without independently checking the accuracy of or completeness of, or otherwise verifying any statements of fact contained in the Registration Statement, no facts have come to such counsel's attention that has caused it to believe that the Registration Statement (as amended, if applicable), contains an untrue statement of material fact required to be stated therein, or omits a material fact, required to make the statements contained therein not misleading or that the underlying Prospectus (if applicable, as so amended or supplemented) contains an untrue statement of material fact or omits a material fact required to make the statements contained therein, in light of the circumstances in which they were made, not misleading (except that no confirmation need to be provided with respect to the financial statements, notes thereto and related schedules and other financial information contained in the Registration Statement or omitted therefrom); provided, however, that in the event that such a letter cannot be delivered by the Company's counsel to the Investor, the Company shall promptly notify the Investor and promptly revise the Registration Statement, and the Company shall not deliver a Put Notice or, if a Put Notice shall have been delivered in good faith without knowledge by the Company that a letter of counsel cannot be delivered as required, shall postpone, if necessary, any pending Closing Date for a period of up to five (5) Trading Days until such a letter is delivered to the Investor (or such Closing shall otherwise be canceled). In the event of such a postponement, the Purchase Price of the Common Stock to be issued at such Closing as determined pursuant to Section 2.4 shall be the lower of such Purchase Price as calculated as of the originally scheduled Closing Date or calculated as of the actual Closing Date.

                  (j) Accountant's Letter.

                           (i) The Company shall have caused its independent
                  auditors to furnish with respect to the Company's Forms 10-Q and Forms 10-K a comfort letter in customary form, including a statement to the effect that they have performed the procedures in accordance with the provisions of Statement on Auditing Standards

                  No. 71, as amended, as agreed to by the parties hereto, and reports thereon as shall have been reasonably requested by the Investor with respect to certain financial information contained in the Registration Statement.

                           (ii) In the event that the Investor shall have
                  requested delivery of an "agreed upon procedures" report pursuant to Section 3.3, the Company shall engage its independent auditors to perform certain agreed upon procedures and report thereon as shall have been reasonably requested by the Investor with respect to certain financial information of the Company and the Company shall deliver to the Investor a copy of such report addressed to the Investor.

                           (iii) In the event that a report required by this
                  Section 3.2 cannot be delivered by the Company's independent auditors, the Company shall, if necessary, promptly revise the Registration Statement and the Company shall not deliver a Put Notice or, if a Put Notice shall have been delivered in good faith without knowledge by the Company that a report of its independent auditors cannot be delivered as required, postpone such Closing Date for a period of up to five (5) Trading Days until such a report is delivered (or such Closing shall otherwise be canceled). In the event of such a postponement, the Purchase Price of the Common Stock to be issued at such Closing as determined pursuant to Section 2.4 shall be the lower of such Purchase Price as calculated as of the originally scheduled Closing Date and as of the actual Closing Date.

                  (k) Officer's Certificate. The Company shall have delivered to the Investor, on each Closing Date, a certificate in form and substance reasonably acceptable to the Investor, executed by an executive officer of the Company, to the effect that all the conditions to such Closing to be met by the Company shall have been satisfied as at the date of each such certificate.

                  (l) Due Diligence. No dispute between the Company and the Investor shall exist pursuant to Section 3.3 as to the adequacy of the disclosure contained in the Registration Statement.

                  (m) Average Weighted Volume. The average of the Weighted Volume for the ten (10) Trading Days preceding the Notice Date, with respect to each Closing, shall be at least Thirty Three Thousand Three Hundred and Thirty Three Dollars ($33,333).

                  (n) Effective Merger. The merger of LecStar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, with and into LecStar Communication Corporation, a Delaware corporation, shall have been filed with the Secretary of State of Delaware and such merger shall have been effectuated.

         3.3 Due Diligence Review.

                  (a) Availability of Information. Subject to applicable laws and regulations and Section 3.3(b), the Company shall make available, during normal business hours, for inspection and review by the Investor and its Affiliates, external legal advisors and independent accountants (which counsel and accountants shall be reasonably acceptable to the Company and, together with the Affiliates of the Investor, are referred to herein as "Representatives"), all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Investor or any of its Representatives in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such Representatives to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement. Notwithstanding the foregoing, the Investor and its Representatives shall be allowed to disclose the information described above to any securities regulator in connection with an examination by such regulator of the Investor.

                  (b) Nonpublic Information.

                           (i) The Company shall not disclose nonpublic
                  information to the Investor, advisors to or representatives of the Investor unless, prior to disclosure of such information, the Company identifies such information as being nonpublic information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such nonpublic information for review. The Company may, as a condition to disclosing any nonpublic information hereunder, require the Investor, the Investor's advisors and representatives to enter into a confidentiality agreement (including an agreement with such advisors and representatives prohibiting them from trading in Common Stock during such period of time as they are in possession of nonpublic information) in form reasonably satisfactory to the Company and the Investor.

                           (ii) Nothing herein shall require the Company to
                  disclose nonpublic information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate nonpublic information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting nonpublic information (whether or not requested of the Company specifically or generally during the course of due diligence by any such persons or entities), which, if not disclosed in the Prospectus included in the Registration Statement, would cause such Prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this
                  Section 3.3 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain nonpublic information in the course of conducting due diligence in accordance with the terms of this Agreement; provided, however, that in no event shall the Investor's advisors or representatives disclose to the Investor the nature of the specific event or circumstances constituting any nonpublic information discovered by such advisors or representatives in the course of their due diligence without the written consent of the Investor prior to disclosure of such information. The Investor's advisors or representatives shall make complete disclosure to the Investor's independent counsel of all events or circumstances constituting nonpublic information discovered by such advisors or representatives in the course of their due diligence upon which such advisors or representatives form the opinion that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading. Upon receipt of such disclosure, the Investor's independent counsel shall consult with the Company's independent counsel in order to address the concern raised as to the existence of a material misstatement or omission and to discuss appropriate disclosure with respect thereto; provided, however, that such consultation shall not constitute the advice of the Company's independent counsel to the Investor as to the accuracy of the Registration Statement and related Prospectus. In the event after such consultation the Investor's independent counsel reasonably believes that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading,
                  (A) the Company shall file with the SEC an amendment to the Registration Statement responsive to such alleged untrue statement or omission and provide the Investor, as promptly as practicable, with copies of the Registration Statement and related Prospectus, as so amended, (B) if the Company disputes the existence of any such material misstatement or omission, and (1) the dispute relates to information other than financial statements, schedules and other financial or statistical information included or incorporated by reference therein, the Company's independent counsel shall provide the Investor's independent counsel with a letter (customary in form and scope as provided to an underwriter in an underwritten public offering) stating that, without independently checking the accuracy or completeness of, or otherwise verifying, any statements of fact contained in the Registration Statement, nothing has come to their attention that would lead them to believe that the Registration Statement or the related Prospectus, as of the date of such letter, contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or the related Prospectus or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (2) in the event the dispute relates to the adequacy of financial disclosure and the Investor shall reasonably request, the Company's independent auditors shall provide to the Company a letter outlining the performance of such "agreed upon procedures" as shall be reasonably requested by the Investor and the Company shall provide the Investor with a copy of such letter, or (C) if the Company disputes the existence of any such material misstatement or omission, and the dispute relates to the timing of disclosure of a material event and the Company's independent counsel is unable to provide the letter referenced in clause (B)(1) above to the Investor, then this Agreement shall be suspended for a period of up to forty-five (45) calendar days and, at the end of which, if the dispute still exists between the Company's independent counsel and the Investor's independent counsel, either (x) the Company shall amend the Registration Statement as provided above or provide to the Investor the Company's independent counsel letter or a copy of the letter of the Company's independent auditors referenced above, as applicable, or (y) the obligation of the Investor to purchase shares of Common Stock pursuant to this Agreement shall terminate.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         The Investor represents and warrants to the Company as follows:

         4.1 Authority. The Investor has full power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Investor. No other proceedings on the part of Investor are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         4.2 No Brokers. The Investor has taken no action that would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

         4.3 Not an Affiliate. The Investor is not an officer, director or Affiliate of the Company.

         4.4 Organization and Standing. The Investor is a limited liability company duly organized and validly existing under, and is governed by, the laws of the Cayman Islands and has all requisite power and authority as a limited liability company to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect.

         4.5 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, or the provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, or result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or require the approval of any third party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

         4.6 Disclosure: Access to Information. The Investor has received all documents, records, books and other information pertaining to the Investor's investment in the Company that have been requested by the Investor. The Investor further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has reviewed or received copies of any such reports that have been requested by it and that it considers necessary or appropriate for deciding whether to enter into this Agreement and perform its obligations hereunder. The Investor further represents that it had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the purchase of the Common Stock and the business, properties, prospects and financial condition of the Company.

         4.7 Compliance with Securities Laws. The Investor acknowledges and agrees that any transactions in the Common Stock effected by the Investor shall comply with all applicable securities laws.

         4.8 Reliance on Own Advisors. Investor has relied completely on the advice of, or has consulted with, Investor's own personal tax, investment, legal or other advisors and has not relied on the Company or any of its Affiliates, officers, directors, attorneys, accountants or any Affiliates of any thereof and each other person, if any, who controls any of the foregoing, within the meaning of Section 15 of the Act, for any tax or legal advice (other than reliance on information in the Company's filings with the SEC and on the opinion of counsel delivered in connection herewith by counsel to the Company). The foregoing, however, does not limit or modify Investor's right to rely upon covenants, representations and warranties of the Company in this Agreement.

         4.9 Capability to Evaluate. Investor has such knowledge and experience in financial and business matters so as to enable Investor to utilize the information made available to it to evaluate the merits and risks of the prospective investment.

         4.10 Investment Experience. Investor has substantial experience in investing in securities and it has made investments in securities other than those of the Company. Investor acknowledges that it has the ability to bear the economic risk of its investment pursuant to this Agreement.

         4.11 Accredited Investor. Investor is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the Disclosure Schedule delivered by the Company to the Investor on the date hereof or as set forth in reports filed with the SEC, the Company represents and warrants to the Investor as follows:

         5.1 Corporate Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Investor or its agents complete and correct copies of the Articles of Incorporation, as amended, and by-laws of the Company and each of its Subsidiaries as in effect on the date hereof.

         5.2 Capitalization.

                  (a) As of the date of this Agreement (and immediately prior to effectiveness of the issuance of common and preferred stock of the Company to the holders of stock in LecStar Communications Corporation in accordance with the Company's acquisition of LecStar Communications Corporation that shall be effective as of the date hereof), the authorized Capital Stock of the Company consists of (i) 500,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"). As of the date of this Agreement, there were (i) 87,524,410 shares of Common Stock issued and outstanding, all of which are duly authorized and validly issued, fully paid and nonassessable and (ii) no shares of Common Stock owned by the Company in its treasury. As of the same date, there were 1,201,478 shares of Preferred Stock issued and outstanding, all of which are duly authorized and validly issued, fully paid and nonassessable. No shares of Capital Stock of the Company are entitled to preemptive rights.

                  (b) Except as set forth in (i) Section 5.2(a) above and (ii)
Schedule 5.2(b), the Company does not have outstanding any Capital Stock or securities convertible into or exchangeable for any shares of Capital Stock or any options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or otherwise obligating the Company to issue or sell or entitling any Person to acquire from the Company, and the Company is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock.

                  (c) Upon issuance of the Common Stock, and payment of the Purchase Price therefor, pursuant to a purchase and sale in accordance with the terms of this Agreement, the Company will transfer to the Investor good and valid title to the Common Stock, free and clear of any material Lien, other than Liens, if any, created by the Investor and such Common Stock will be duly authorized, fully paid and nonassessable.

         5.3 Subsidiaries.

                  (a) The Company does not have any Subsidiaries other than those listed on Schedule 5.3(a) of the Disclosure Schedule. Except as set forth in Schedule 5.3(a), each Subsidiary is, directly or indirectly, wholly-owned by the Company.

                  (b) Except as set forth in Schedule 5.3(b), (i) all the outstanding stock or other equity or ownership interests of each Subsidiary is owned free and clear of all material Liens and is validly issued and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any Person to acquire from any Subsidiary, and no Subsidiary is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the Capital Stock or any securities convertible into or exchangeable for the Capital Stock of any such Subsidiary.

         5.4 Authorization. The Company has full corporate power and authority to execute and deliver the Transaction Documents, to issue the Common Stock pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents, and the issuance of the Common Stock issuable upon a Closing, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. To the Knowledge of the Company, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents, and the issuance of the Common Stock issuable upon a Closing, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The Transaction Documents have been duly executed and delivered by the Company, and the Common Stock issuable in accordance with the terms of this Agreement, upon the payment of the purchase price therefor in accordance with the terms hereof and thereof, will be duly and validly issued, fully paid and nonassessable. Each of the Transaction Documents constitutes valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         5.5 No Violation; Consents.

                  (a) Assuming the making or receipt of all filings, notices, registrations, consents, approvals, permits and authorizations described in this
Section 5.5, the execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, the compliance by the Company with any of the provisions hereof and thereof will not (i) conflict with, violate or result in any breach of the Articles of Incorporation, as amended, or by-laws of the Company or its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on or against any of the properties of the Company or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any Governmental Entity, binding on the Company or any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (i), (ii) and (iii) conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, and liens which, individually or in the aggregate, would not have a Material Adverse Effect, would not prevent or materially delay consummation of the transactions contemplated hereby and would not affect the validity of the issuance of the Common Stock.

                  (b) Except for (i) applicable requirements, if any, under Blue Sky Laws, (ii) the filing of additional listing applications with the Principal Market, and (iii) the filing of the Registration Statement, to the Knowledge of the Company, no filing, consent, approval, permit, authorization, notice, registration or other action of or with any Governmental Entity is required to be made or obtained by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents, the issuance of the Common Stock or the consummation by the Company of the transactions contemplated hereby and thereby.

         5.6 Compliance With Applicable Law. The businesses of the Company are not being conducted in violation of any law, ordinance, rule, regulation, judgment, decree or order of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect. The Company and each of its Subsidiaries possess all domestic and foreign governmental licenses, permits, authorizations and approvals and have made all registrations and given all notifications required under federal, state, local or foreign law to carry on in all respects their businesses as currently conducted, except as otherwise disclosed in writing by the Company to the Investor on or prior to the date hereof, and except where the failure to have any such licenses, permits, authorizations or approvals, individually or in the aggregate, would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         5.7 Litigation. Except as set forth in Schedule 5.7, there is no claim, action or proceeding (including any condemnation proceeding) pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries by or before any Governmental Entity or arbitrator that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had, or would reasonably be expected in the future to have, a Material Adverse Effect or which reasonably could be expected to materially adversely affect the transactions contemplated by this Agreement.

         5.8 SEC Documents, Financial Statements.

                  (a) The Common Stock will be registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents, together with all exhibits, financial statements and schedules thereto required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) thereof (all of the foregoing, and all other documents and registration statements, whether heretofore or hereafter filed by the Company with the SEC since December 31, 1997, and the Registration Statement, when declared effective, being hereinafter referred to as the "SEC Documents"). The Common Stock is currently listed or quoted on the Principal Market, which is, as of the date hereof, the National Association of Securities Dealers Over the Counter Bulletin Board Quotation System. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents through the date of this Agreement. To the Knowledge of the Company, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of delivery by the Investor of the Prospectus contained in the Registration Statement in connection with sales of Common Stock by the Investor, such Prospectus will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules and regulations applicable to such Prospectus. The financial statements of the Company included (or incorporated by reference) in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (b) To the Knowledge of the Company, during the three (3) years preceding the date hereof, the SEC has not issued an order preventing or suspending the use of any prospectus relating to the offering of any shares of Common Stock or instituted proceedings for that purpose.

         5.9 No Undisclosed or Contingent Liabilities. Neither the Company nor any of its Subsidiaries has any claims, liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its consolidated Subsidiaries under GAAP, except for claims, liabilities or obligations (i) reflected or reserved against on the Balance Sheet, (ii) disclosed in the Company's most recent Form 10-K or any SEC Document filed subsequent to such Form 10-K (the "Most Recent SEC Report"), (iii) disclosed on the schedules attached hereto or (iv) incurred by the Company or any of its Subsidiaries since the Most Recent SEC Report in the ordinary course of business and consistent with past practice and that, individually or in the aggregate, would not have a Material Adverse Effect.

         5.10 Taxes. To the Knowledge of the Company, the Company and its Subsidiaries have timely filed all necessary Tax Returns and notices and have paid all federal, state, county, local and foreign taxes of any nature whatsoever for all the tax years through December 31, 1999 indicated on such Tax Returns as being due and payable, to the extent such taxes have become due (other than taxes which are being challenged in good faith by the Company and have been adequately reserved for by the Company), except where any failure to file or pay would not have a Material Adverse Effect. To the Knowledge of the Company, there are no tax deficiencies which would reasonably be expected to have a Material Adverse Effect; the Company and its Subsidiaries have paid all Taxes which have become due and payable by the Company (other than Taxes that are being challenged in good faith or have been adequately reserved for by the Company), whether pursuant to any assessments, or otherwise, except where any failure to pay would not have a Material Adverse Effect, and there is no further liability (whether or not disclosed on such returns) or assessments for any such Taxes, and no interest or penalties accrues or accruing with respect thereto; the amounts currently set up as provisions for Taxes or otherwise by the Company and its Subsidiaries on their books and records are sufficient in all material respects for the payment of all their unpaid federal, foreign, state, county and local taxes accrued through the dates as of which they speak, except where such insufficiency would not have a Material Adverse Effect, and for which the Company and its Subsidiaries may be liable in their own right, or as transferee of the assets of, as successor to any other corporation, association, partnership, joint venture or other entity.

         5.11 Employee Benefit Plans. To the Knowledge of the Company, all employee benefit plans and other benefit arrangements covering the employees of the Company and its Subsidiaries (the "Benefit Plans") have been operated and administered in all material respects in compliance with their terms and applicable law, and there are no claims, liabilities or obligations of any kind whatsoever relating to the Benefit Plans which individually or in the aggregate would have a Material Adverse Effect.

         5.12 Absence of Certain Changes. Except as set forth in Schedule 5.12, since the Most Recent SEC Report, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (a) to the Knowledge of the Company, any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Capital Stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                  (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                  (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than (i) working lines of credit or borrowings under existing lines of credit or floor plan financing arrangements, (ii) any license fees and royalties and (iii) pursuant to any lease;

                  (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person in excess of $50,000 other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in any such case, material to the Company and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement; or

                  (i) any material change in any method of accounting or accounting practice by the Company or any Subsidiary.

         5.13 Environmental Matters.

                  (a) To the Knowledge of the Company, the Company and its Subsidiaries have obtained all permits, licenses and other authorizations, and have made all registrations and given all notifications, that are required with respect to the operation of their respective businesses under all applicable Environmental Laws other than those permits, licenses, other authorizations, registrations and notifications the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses and other authorizations referred to in subsection (a) of this Section 5.13, and also in compliance in all material respects with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, other than where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

                  (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter (collectively, "Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder other than Actions that, if determined adversely to the Company or such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

         5.14 Material Contracts.

                  (a) To the Knowledge of the Company, except as filed as an exhibit to or incorporated by reference in the Company's reports filed with the Securities and Exchange Commission and publicly available on EDGAR, as of the date hereof, neither the Company nor any Subsidiary is a party to or is bound by any agreement or arrangement that is required to be filed in accordance with the terms of Item 601(b)(10) of Regulation S-K under the Securities Act ("Material Contracts").

                  (b) To the Knowledge of the Company, each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary party thereto and each other party thereto, and is enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent that such enforceability is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in conflict therewith or in violation or breach thereof or default thereunder, except for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         5.15 Properties; Encumbrances. Subject to the next succeeding sentence, each of the Company and its Subsidiaries has good and valid title, and in the case of real property, insurable title, to all material properties and assets which it purports to own (real, personal and mixed, tangible and intangible, including all forms of goodwill, rights, intellectual property and intellectual property rights) (collectively, the "Company Assets"), including, without limitation, all the material properties and assets reflected on the Balance Sheet (except for (i) real and personal property sold since the date of the Balance Sheet or which was obsolete or no longer useful in connection with the businesses of the Company and its Subsidiaries and (ii) capital leases reflected on the Balance Sheet), and all material properties and assets purchased by the Company and its Subsidiaries since the date of the Balance Sheet. All Company Assets are free and clear of all liens, mortgages, claims, interests, charges, security interests or other encumbrances or adverse interests of any nature whatsoever and other title or interest retention arrangements ("Liens"), except (A) as reflected on the Balance Sheet, (B) statutory Liens of carriers, warehousemen, mechanics, workmen and materialmen for liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not yet delinquent or being contested in good faith, (C) such defects, irregularities, encumbrances and other imperfections of title as normally exist with respect to property similar in character and that, individually or in the aggregate together with all other such exceptions, do not have a Material Adverse Effect, (D) Liens for Taxes and
(E) Liens that do not interfere with the present use of the property subject to the Lien.

         5.16 Insurance. All current primary, excess and umbrella policies of insurance owned or held by or on behalf of or providing insurance coverage to the Company or any of its Subsidiaries are in full force and effect. With respect to all such insurance policies purchased by the Company or any of its Subsidiaries, no premiums are in arrears and no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term. To the Knowledge of the Company, the insurance coverage of the Company and its Subsidiaries is consistent with the coverage generally maintained by corporations of similar size and engaged in similar lines of business.

         5.17 Employee Claims; Labor Matters. There are no claims or actions pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, unions, or former employees that would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries have no collective bargaining agreements covering employees of the Company or any Subsidiary.

         5.18 Material Disclosure. To the Knowledge of the Company, there is no fact, transaction or development which the Company has not disclosed to the Investor in writing (including pursuant to the SEC Documents filed prior to the date hereof) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, this Agreement (including any Exhibit or Schedule hereto) and any written statements, documents or certificates furnished to the Investor by the Company or its Subsidiaries prior to the date hereof in connection with the transactions contemplated hereby, taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         5.19 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries own or possess adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights material to the general business now operated by them and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         5.20 No Undisclosed Events or Circumstances. To the Knowledge of the Company, since the Most Recent SEC Report, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, prospects or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company.

         5.21 Brokers. The Company has taken no action which would give rise to any claim by any Person for brokerage commissions, finder's fees or similar payments by the Investor relating to this Agreement for the transactions contemplated hereby, other than the cash payment fee of three percent (3%) of each Investment Amount, which fee shall be paid to Greenfield Capital Partners, LLC.

         5.22 No Violation of Covenants. To the Knowledge of the Company, no event of default has occurred and is continuing (or event which with the lapse of time or notice or both would constitute such an event) which has not otherwise been waived under any revolving credit facility, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument for money borrowed or any other material agreement to which the Company or any of its Subsidiaries is bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, and in any case, which the failure to cure or obtain a waiver with respect to such default would have a Material Adverse Effect.

         5.23 No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Common Stock under the Securities Act or cause this offering of Common Stock to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Common Stock under the Securities Act or cause this offering of Common Stock to be integrated with other offerings.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         6.1 Compliance. The Company shall comply in all respects with the terms of this Agreement.

         6.2 Reservation of Common Stock. The Company has reserved and will continue to reserve and keep available at all times during the Commitment Period a number of shares equal or greater than the result of (i) the difference between Twenty Five Million Dollars ($25,000,000) and the sum of each Investment Amount divided by (ii) the Purchase Price on a particular day, rounded up to the nearest whole integer. Notwithstanding the foregoing, the number of shares so reserved from time to time shall be adjusted proportionally to reflect stock splits, dividends, distributions, redenominations, combinations and similar transactions involving the Company's Common Stock.

         6.3 Listing of Common Stock. During the term of this Agreement, the Company hereby agrees to maintain the listing of the Common Stock on a Principal Market, and as soon as reasonably practicable but in any event no later than the Effective Date, to list on a Principal Market the shares of Common Stock issuable under this Agreement. The Company further agrees that, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Common Stock issuable under this Agreement, and will take such other action as is necessary or desirable to cause the Common Stock to be listed on such other Principal Market as promptly as possible.

         6.4 Exchange Act Reporting. During the term of this Agreement, the Company will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act. If required, the Company will take all action to continue the listing and trading of its Common Stock on a Principal Market and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD, if applicable, and/or the Principal Market.

         6.5 Legends. The Company shall instruct the applicable transfer agent to remove all legends or stop transfer or other restrictions from the certificates representing shares of Common Stock to be sold by the Investor pursuant to the Registration Statement.

         6.6 Corporate Existence. During the term of this Agreement, the Company will take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that nothing herein shall be construed to limit the ability of the Company to partake in any merger, asset sale or acquisition transaction involving the Company, subject to the Company complying with the terms of this Agreement.

         6.7 Additional SEC Documents. During the term of this Agreement, the Company will notify the Investor as and when all SEC Documents are submitted to the SEC for filing.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination.

                  (a) The Company and the Investor may, by mutual written consent, at any time, terminate this Agreement and any obligation by the Investor to purchase any Investment Amount for the remainder of the Commitment Period.

                  (b) The Investor may terminate this Agreement as a result of
(i) a breach by the Company of any material representation, warranty, covenant or other obligation in the Transaction Documents or (ii) if the Investor determines, in its reasonable discretion at any time, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty (including, but not limited to, changes of capital adequacy) makes it illegal or materially impractical for the Investor to fulfill its commitment pursuant to this Agreement, but in the case of either (i) or (ii) above, the Investor may terminate this Agreement only after a 60-day period in which the parties negotiate in good faith, in the case of (i), a reasonable substitute for such provision or some other reasonably acceptable cure of such breach or, in the case of (ii), a reasonable alternative manner not illegal or impossible for the Investor to fulfill its commitment pursuant to this Agreement.

                  (c) The Investor may terminate this Agreement at any time after the suspension of the availability of the Registration Statement for use by the Investor, if such suspension is not cured within forty-five (45) days.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification.

                  (a) Indemnification of Investor. The Company agrees to indemnify and hold harmless the Investor and each person, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

                           (i) against any and all loss, liability, claim,
                  damage and reasonable expense whatsoever, as incurred, arising out of any untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the Prospectus, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statement therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                           (ii) against any and all loss, liability, claim,
                  damage and reasonable expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 8.1(d) below) any such settlement is effected with the written consent of the Company; and

                           (iii) against any and all reasonable expenses
                  whatsoever, as incurred (including the fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened in writing, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that no indemnity obligation of the Company shall apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor expressly for use in the Registration Statement (or any amendment thereto), including the Prospectus (or any amendment or supplement thereto).

                  (b) Indemnification of Company. The Investor agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in clause (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with information furnished to the Company by or on behalf of the Investor expressly for use in the Registration Statement (or any amendment or supplement thereto) or the Prospectus.

                  (c) Action against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder, in any case, to the extent it is not prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent it may elect by written notice delivered to the indemnified party reasonably promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its own counsel in any such case but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action at the expense of the indemnifying party, (ii) the indemnifying party shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there are fundamental defenses available to it or them which are inconsistent with those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified parties), in any of which events such reasonable fees and expenses of one additional counsel shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to one local counsel) separate from its own counsel for the indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry or any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8.1 or Section 8.2 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each such nonconsenting indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of an any such nonconsenting indemnified party.

                  (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for the fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 8.1(a)(ii) effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         8.2 Contribution.

                  (a) If the indemnification provided for in Section 8.1 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses to the extent provided for herein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Investor on the other hand from the offering of the Common Stock pursuant to this Agreement (which proportionate benefits are hereby deemed to be 92% for the Company and 8% for the Investor) or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Investor on the other hand and in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

                  (b) The relative benefits received by the Company on the one hand and the Investor on the other hand in connection with the offering of the Common Stock pursuant to this Agreement shall be deemed to be in the same respective portions as the total proceeds from the offering of the Common Stock pursuant to this Agreement received by the Company from the Investor, on the one hand, and the total profits received by the Investor upon the sale of such Common Stock issuable hereunder, on the other hand bear to the aggregate public offering price of the Common Stock.

                  (c) The relative fault of the Company on the one hand and the Investor on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Investor and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (d) The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 8.2 were determined on a pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section
8.2. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8.2 shall be deemed to include any reasonable legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

                  (e) Notwithstanding the provisions of this Section 8.2, the Investor shall not be required to contribute any amount in excess of the amount by which the total price at which the Common Stock purchased by it and resold to the public exceeds the amount of any damages which the Investor has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

                  (f) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (g) For purposes of this Section 8.2, each person, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act shall have the same rights to contribution as such Investor, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Costs and Expenses. The Company shall be responsible for the Investor's reasonable out-of-pocket costs and expenses, including fees and expenses of its legal counsel, in connection with the preparation and negotiation of the Transaction Documents and the materials required for Closings under this Agreement. The Company agrees to pay the Investor the amounts due under this clause no later than the Agreement Date.

         9.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

                  If to the Company, to:

         Corzon, Inc.
         Attention: Chief Executive Officer and General Counsel
         1087 Broad Street, 4th Floor
         Bridgeport, Connecticut 06604
         Telecopy: 203-335-1455
         Telephone: 203-333-6389

                  With a copy (which shall not constitute notice) to:

         Mayer, Brown & Platt
         Attention: John M. Mann
         700 Louisiana St., Suite 3600
         Houston, Texas 77002-2730
         Telecopy: 713-224-6410
         Telephone: 713-547-9619

                  If to the Investor, to:

         Pima Capital Management, Limited
         Attention: Barry Herman
         c/o Lion Corporate Services, Limited
         Cumberland House, #27 Cumberland Street
         P.O. Box N-10818, Nassau, Island of New Providence, Bahamas
         Telecopy: 242-356-0037
         Telephone: 242-356-2486

         Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         9.3 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York. The courts of the state of New York shall have jurisdiction and venue for the adjudication of any civil action between the Company and the Investor, or their respective successors in interest, arising out of, or relating to, this Agreement. The Company and the Investor, for itself and its respective successors in interest, hereby irrevocably consent to such jurisdiction and venue, and hereby irrevocably waive any claim of forum non conveniens or right to change such venue.

         9.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that Investor may assign its rights and obligations hereunder, in whole or in part, without the Company's consent, (i) to any of its Affiliates or (ii) to any accredited investors (as defined in SEC Rule 501(a)) in a transaction exempt from the registration requirements of the Securities Act (a "Permitted Transferee"); provided, however, that any such assignment shall not release the Investor from its obligations hereunder. The rights and obligations of the Investor under this Agreement shall inure to the benefit of, and be enforceable by and against, any such Permitted Transferee. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.6 Waiver of Immunity. The Company irrevocably waives, to the fullest extent permitted by law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in any court relating in any way to this Agreement and agrees that it will not raise or claim or cause to be pleaded any such immunity at or in respect of such action or proceeding.

         9.7 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.8 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         9.9 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. The indemnity and contribution agreements contained herein shall survive and remain operative and in full force and effect regardless of (i) any termination of this Agreement or of the Commitment Period, (ii) any investigation made by or on behalf of any indemnified party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Common Stock. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Equity Line Financing Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                       CORZON, INC.


                                       By: /s/ Lawrence Shatsoff
                                       Name: Lawrence Shatsoff
                                       Title: President



                                       PIMA CAPITAL MANAGEMENT, LIMITED


                                       By: /s/ Barry W. Herman
                                       Name: Barry W. Herman
                                       Title: President